Exhibit 10.132

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of February, 2006 (the “Effective Date”), by and between EQUINIX OPERATING CO., INC., a Delaware corporation (“Purchaser”), and AMALGAMATED BANK OF CHICAGO, F/K/A AMALGAMATED TRUST AND SAVINGS BANK, NOT PERSONALLY BUT AS TRUSTEE UNDER TRUST AGREEMENT DATED MAY 1, 1970, AND KNOWN AS TRUST NUMBER 2167 (“Seller”).

IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Purchaser hereby agree as follows:

1. Purchase and Sale.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property. As used herein, the term the “Property” shall mean, collectively: (a) that certain parcel of land located at 1905-1945 Lunt Avenue, Elk Grove Village, Il and containing approximately 7.87 acres of land and more particularly described on Exhibit A attached hereto (the “Land”), together with all of Seller’s right, title and interest in all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the Land and any development rights, water or mineral rights owned by, or leased to, Seller; (b) all improvements located on the Land, including, but not limited to a Two Hundred Twenty Eight Thousand and Ninety Four (228,094) rentable square foot building (the “Building”), and all other structures, systems, and utilities associated with, and utilized by Seller in the ownership and operation of the Building (all such improvements, together with the Building, being referred to herein as the “Improvements”), (c) all personal property owned by Seller, located on or in the Land or Improvements as of the Effective Date and used in connection with the operation and maintenance of the Property (the “Personal Property”), including, without limitation, any personal property listed on Exhibit B attached hereto; (d) all buildings materials, supplies, hardware, carpeting and other inventory located on or in the Land or Improvements as of the Effective Date and maintained in connection with Seller’s ownership and operation of the Property (the “Inventory”); and (e) all permits, approvals, and entitlements and other intangible property used in connection with the foregoing, including, without limitation, all of Seller’s right, title and interest in any and all warranties and guaranties relating to the Property, (the “Intangible Personal Property”), to the extent the Intangible Personal Property is assignable.

2. Purchase Price.

(a) The purchase price of the Property shall be Nine Million Seven Hundred and Fifty Thousand Dollars ($9,750,000) (the “Purchase Price”). The Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, in the manner set forth in Paragraph 2(b) below.

(b) The Purchase Price shall be paid as follows:

(i) Within three (3) business days after the mutual execution and delivery hereof, Purchaser shall deposit with Chicago Title & Trust Company (“Escrow Holder”), to secure Purchaser’s performance hereunder, the sum of Seven Hundred Thousand Dollars ($700,000) (the “Deposit”). Simultaneously with their execution and delivery of this Agreement, Purchaser and Seller shall execute and deliver to the Escrow Holder, and shall cause the Escrow Holder to execute and deliver to Purchaser and Seller an escrow agreement in the form attached hereto and made a part hereof as Exhibit G (the “Earnest Money Escrow”). Purchaser may elect to direct the Escrow Holder to invest the Deposit pursuant to Escrow Holder’s standard investment procedures, and any interest accruing thereon shall become part of the Deposit. Any investment fee or other cost charged by Escrow Holder in connection with any such investment of the Deposit shall be borne solely by Purchaser. After the expiration of the Due Diligence Period (as hereinafter defined), the Deposit shall be nonrefundable, except in the event of a default by Seller hereunder or as otherwise provided in this Agreement. In the event the sale of the Property as contemplated hereunder is consummated, the Deposit shall be delivered to Seller at the closing of the purchase and sale contemplated hereunder (the “Closing”) and credited against the Purchase Price.

(ii) The balance of the Purchase Price shall be paid to Seller at the Closing in immediately available funds.

3. Title to the Property.

(a) At Closing, Chicago Title Insurance Company (the “Title Company”) shall issue to Purchaser an ALTA Owner’s Extended Coverage Policy of Title Insurance (rev. 10/17/92) in the amount of the Purchase Price, insuring fee simple title to the Land in Purchaser, subject only to the Permitted Exceptions (as hereinafter defined) (the “Title Policy”). The Title Policy shall provide full coverage against mechanics’ and materialmen’s liens arising out of the construction, repair or alteration of any of the Improvements to the extent such liens were not caused by Purchaser or anyone claiming by or through Purchaser. Purchaser may request any endorsements that Purchaser desires for the Title Policy, to the extent available, and to the extent that the Title Company commits to issue such endorsements prior to the end of the Due Diligence Period such endorsements shall be deemed a part of the Title Policy. Seller shall execute and deliver to Title Company an owner’s affidavit sufficient to support the issuance of the Title Policy. As used herein, the term “Permitted Exceptions” shall mean, collectively: (i) the standard printed exceptions on an ALTA Owner’s Policy of Title Insurance (rev. 10/17/92), (ii) non-delinquent liens for general real estate taxes and assessments, (iii) matters disclosed by the Survey (as defined below), (iv) any exceptions disclosed by the Preliminary Report (as defined below) or any Supplements (as defined below) and approved by Purchaser hereunder, and (v) any acts of Purchaser and those claiming by or through Purchaser. Notwithstanding the foregoing, the term “Permitted Exceptions” shall not include (x) any monetary liens, including, without limitation, the liens of any deeds of trust or other loan documents secured by the Property, or (y) any mechanics’ liens, to the extent (x) and (y) were not caused by Purchaser or anyone claiming by or through Purchaser.

4. Due Diligence and Time for Satisfaction of Conditions.

Purchaser shall have the right to commence due diligence with respect to the Property, at its sole cost and expense, following the Effective Date and the due diligence period (“Due Diligence Period”) shall expire on the date that is sixty (60) days after the Effective Date. Seller and Purchaser acknowledge and agree that Seller has delivered the documents described in Exhibit F attached hereto (the “Property Documents”), to the extent the same are in Seller’s possession or reasonable control. Notwithstanding the foregoing, or any contrary provision of this Agreement, Purchaser shall have the right to extend the expiration of the Due Diligence Period by thirty (30) days by providing written notice to Seller on or before the scheduled expiration of the Due Diligence Period and depositing into the Earnest Money Escrow the sum of One Hundred Thousand Dollars ($100,000) (the “Additional Deposit”) on or before the scheduled expiration of the Due Diligence Period. The Additional Deposit shall become a part of the Deposit as referenced herein and all references herein to the Deposit shall include the Additional Deposit, except that if the Purchaser elects not to proceed with the acquisition of the Property prior to the end of the Due Diligence Period, as so extended, the Deposit shall be returned to Purchaser as herein provided but the Additional Deposit shall be delivered to and retained by Seller as consideration for the extension of the Due Diligence Period notwithstanding anything to the contrary contained elsewhere herein. In addition to the Property Documents, during the Due Diligence Period, Seller shall make available to Purchaser and its employees, representatives, counsel and consultants access to all of its books, records and files relating to the Property in Seller’s possession or reasonable control (collectively and together with the Property Documents, the “Due Diligence Items”), and Seller agrees, to the extent reasonably feasible, to allow Purchaser to make copies at Seller’s office or the property management office of such items as Purchaser reasonably requests.

5. Diligence Period Conditions.

The following conditions are precedent to Purchaser’s obligation to purchase the Property and to deliver the Purchase Price (the “Diligence Period Conditions”):

(a) Purchaser’s review and approval of title to the Property, as follows. Seller shall deliver to Purchaser at Seller’s sole cost and expense, within five (5) business days after the Effective Date with respect to clauses (i), (ii), (iv) and (v) below and within thirty (30) days after the Effective Date with respect to clause (iii) below, the following:

(i) a current standard title commitment with respect to all of the Land, issued by Title Company, accompanied by copies of all documents referred to in the report (the “Preliminary Report”);

(ii) copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property that are actually known by Seller and that are not disclosed by the Preliminary Report;

(iii) a current plat of survey of the Land, with a standard certification by an Illinois registered land surveyor certifying that the same was prepared in accordance with the minimum ALTA/ACSM land survey standards, including Table A Items 1, 2, 3, 4, 7(a), 8, 9, 10 and 11(a), which certification shall run to the benefit of Purchaser, Title Company and Seller (the “Survey”);

(iv) copies of the most recent property tax bills for the Property; and

(v) copies of all documentation relating to actions, suits, and legal or administrative proceedings currently affecting the Property, if any.

Purchaser shall deliver written notice (the “Objection Notice”) to Seller, prior to the end of the Due Diligence Period, if any of the exceptions to title disclosed by the Preliminary Report, the Survey, during the Due Diligence Period are objectionable to Purchaser (“Objections”). Seller shall have ten (10) business days after receipt of the Objection Notice to give Purchaser: (i) written notice that Seller shall use all reasonable efforts to remove all Objections from title on or before the Closing Date; or (ii) written notice that Seller elects not to cause the Objections to be removed. If Seller gives Purchaser notice under clause (ii), Purchaser shall have ten (10) days to elect to proceed with the purchase or terminate this Agreement. If Purchaser shall fail to give Seller written notice of its election within said ten (10) days, Purchaser shall be deemed to have elected to terminate this Agreement. If Seller gives notice under clause (i) above and fails to remove all the Objections prior to the Closing Date and Purchaser is unwilling to accept title subject to such Objections in its sole and absolute discretion, Purchaser shall have, as its sole right and remedy on account of such failure by Seller, the right to terminate this Agreement. In the event that Purchaser terminates this Agreement pursuant to this paragraph, the Deposit shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k), 15(l) and 15(p) hereof.

In the event the Title Company issues any supplement (“Supplement”) to the Preliminary Report during the term of this Agreement, Purchaser shall have until the later of the end of the Due Diligence Period and ten (10) days following delivery of such Supplement to Purchaser to deliver an Objection Notice to Seller setting forth any Objections to any exceptions contained therein and not disclosed in the Preliminary Report, or any prior Supplement thereto. Thereafter, Seller shall have ten (10) business days after receipt of such Objection Notice to give Purchaser: (x) written notice that Seller shall use all reasonable efforts to remove all Objections from title on or before the Closing Date; or (y) written notice that Seller elects not to cause the Objections to be removed. If Seller gives Purchaser notice under clause (y), Purchaser shall have five (5) days to elect to proceed with the purchase or terminate this Agreement. If Purchaser shall fail to give Seller written notice of its election within said five (5) days, Purchaser shall be deemed to have elected to terminate this Agreement. If Seller gives notice under clause (x) above and fails to remove all the Objections prior to the Closing Date and Purchaser is unwilling to accept title subject to such Objections in its sole and absolute discretion, Purchaser shall have, as its sole right and remedy on account of such failure by Seller, the right to terminate this Agreement. In the event that Purchaser terminates this Agreement pursuant to this paragraph, the Deposit shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k), 15(l) and 15(p) hereof.

Notwithstanding anything to the contrary provided herein, Seller shall be obligated to remove from title prior to the Closing, to the extent the following are not caused by Purchaser or by anyone claiming by or through Purchaser, (a) any delinquent taxes and assessments, (b) any mechanics’ liens, (c) any other monetary liens, and (d) any exceptions caused by Seller’s voluntary acts after the Effective Date and not approved by Purchaser hereunder.

(b) Purchaser’s review and approval in its sole and absolute discretion, prior to the end of the Due Diligence Period, of all aspects of the Property, including, without limitation, all of the Due Diligence Items, and the results of Purchaser’s examinations, inspections, testing, and or investigations of the Property and the Due Diligence Items (collectively, “Purchaser’s Due Diligence Investigations”). Purchaser’s Due Diligence Investigations, shall include an examination for the presence or absence of Hazardous Material (as defined below) on, under or in the Property, including additional environmental studies or environmental testing or sampling of any kind with respect to the Property or with respect to the soils or ground water, or other studies which may require test boring. Purchaser shall notify Seller in advance of such testing, and Seller or its representative may be present to observe any testing performed on the Property by Purchaser or its representatives. As used herein, the term, “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; and the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; or any regulation, order, rule or requirement adopted thereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and “source,” “special nuclear” and “by-product” material as defined in the Atomic Energy Act of 1985, 42 U.S.C. §§ 3011 et seq.

(c) Purchaser’s review and approval, prior to the expiration of the Due Diligence Period, of a schedule prepared by Seller and delivered to Purchaser within five (5) business days of the Effective Date, identifying all of the service contracts and similar agreements that Seller intends to assign to Purchaser at Closing (the “Schedule of Agreements”). Purchaser shall have the right, in its sole discretion, to require the termination of any service contract or other agreement identified on the Schedule of Agreements effective as of the Closing Date, by delivering to Seller written notice (the “Contract Termination Notice”) on or before the expiration of the Due Diligence Period, provided that such contract or agreement is terminable by Seller without the payment of any fee or penalty and Purchaser provides to Seller adequate notice that Purchaser shall require the termination of such contract or agreement (collectively “Terminable Agreements”). If Purchaser fails to deliver the Contract Termination Notice within such time period, Purchaser shall be deemed to have elected to assume all of the agreements identified on the Schedule of Agreements. Under all circumstances, Seller shall cause to be terminated as of the Closing all property management agreements and leasing agreements with respect to the Property. Those service contracts and agreements identified on the Schedule of Agreements that are not terminated by Purchaser pursuant to this Paragraph 5(c) are referred to herein as the “Assumed Contracts.”

(d) Purchaser’s review and approval, prior to the expiration of the Due Diligence Period, of reports by engineers and/or architects selected by Purchaser to inspect the Property.

(e) Purchaser’s review and approval, prior to the expiration of the Due Diligence Period, of evidence satisfactory to Purchaser and its legal counsel that the Property complies with all applicable zoning, subdivision, land use, redevelopment, energy, environmental, building and other governmental requirements applicable to the use, maintenance and occupancy of the Property.

(f) Review and approval by Purchaser and its legal counsel, prior to the expiration of the Due Diligence Period, of all documentation relating to contracts, service agreements, certificates of occupancy and all other legal matters related to the Property and its acquisition by Purchaser.

(g) Review and approval by Purchaser and its legal counsel, prior to the expiration of the Due Diligence Period, of an affidavit, in form reasonably acceptable to Purchaser, confirming that all state and local real property and business taxes, which are due and payable and which can be liens on the Property, have been paid in full by Seller; it being understood that Seller must provide such affidavit to Purchaser and its legal counsel within thirty (30) days from the Effective Date.

Prior to the end of the Due Diligence Period, Purchaser shall deliver written notice (the “Approval Notice”) to Seller informing Seller whether or not Purchaser has approved or waived all of the Diligence Period Conditions. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to terminate this Agreement at any time prior to the end of the Due Diligence Period in its sole and absolute discretion and for any or for no reason whatsoever. If, by the end of the Due Diligence Period, Purchaser shall not have delivered the Approval Notice to Seller approving or waiving all of the Diligence Period Conditions, then this Agreement shall automatically terminate. In the event that this Agreement is terminated pursuant to this paragraph, the Deposit shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k), 15(l) and 15(p) hereof.

6. Conditions to Closing.

The following conditions are precedent to Purchaser’s obligation to acquire the Property and to deliver the Purchase Price (the “Conditions Precedent”). If any Conditions Precedent are not satisfied, Purchaser may elect by written notice to Seller to terminate the Agreement and receive a refund of the Deposit. Upon such termination, neither party shall have any further obligations hereunder except as provided in Paragraphs 12(a), 15(b), 15(g), 15(k), 15(l) and 15(p) hereof.

(a) This Agreement shall not have terminated pursuant to any other provision hereof, including, without limitation, Paragraph 5 above.

(b) Seller shall have complied with all of Seller’s obligations hereunder, including, without limitation, the delivery of all items required to be delivered by Seller at the Closing hereunder.

(c) Title Company shall be irrevocably and unconditionally committed to issue to Purchaser the Title Policy as described in Paragraph 3(a) above (subject only to payment of its premiums therefor).

(d) All of Seller’s representations and warranties contained herein shall be true and correct in all material respects on the Closing Date.

7. Remedies.

(a) In the event the sale of the Property is not consummated because of the failure of any condition or any other reason except a default under this Agreement on the part of Purchaser, the Deposit, shall immediately be returned to Purchaser. If said sale is not consummated because of a default under this Agreement on the part of Purchaser, Seller shall be excused from further performance hereunder and the Deposit shall be paid to and retained by Seller as liquidated damages. The parties have agreed that Seller’s actual damages, in the event of a default by Purchaser, would be extremely difficult or impracticable to determine. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

INITIALS:         Seller   /IP/                     Purchaser    /KT/

(b) In the event the sale of the Property is not consummated because of a default under this Agreement on the part of Seller, Purchaser may either (1) terminate this Agreement by delivery of written notice of termination to Seller, whereupon (A) the Deposit shall be immediately returned to Purchaser, and (B) Seller shall pay to Purchaser any out-of-pocket title, escrow, legal and inspection fees, costs and expenses actually incurred by Purchaser and any other reasonable out-of-pocket fees, costs and expenses actually incurred by Purchaser in connection with the performance of Purchaser’s Due Diligence Investigations and the negotiation and performance of this Agreement, including, without limitation, environmental and engineering consultants’ fees and expenses, and neither party shall have any further rights or obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k), 15(l) and 15(p) hereof, or (2) continue this Agreement and bring an action for specific performance hereof.

8. Closing and Escrow.

(a) The Closing shall take place via a deed and money escrow, using for such purposes the Title Company, as the escrow agent, and a mutually agreeable escrow agreement comporting with the terms of this Agreement, including provisions for a so-called “New York style” closing to facilitate delivery to Purchaser of the Title Policy and possession of the Property on the Closing Date. The Closing may take place at Title Company’s loop office in Chicago, Illinois, provided Seller and Purchaser do not need to appear at Closing and may deliver via mail the documentation and Purchase Price, as applicable, required pursuant to the terms of this Agreement to the Title Company.

(b) The parties shall conduct an escrow Closing pursuant to this Paragraph 8 on the date that is the date that is thirty (30) days after the expiration of the Due Diligence Period, or on such other date as Purchaser and Seller may agree in their sole and absolute discretion (the “Closing Date”).

(c) At or before the Closing, Seller shall deliver to Title Company (for delivery to Purchaser upon Closing) the following (other than the materials described in clauses (iv) and (vii) below, which shall be either delivered directly to Purchaser by Seller substantially concurrent with the Closing or left by Seller in or on the Improvements as of the Closing Date):

(i) a duly executed and acknowledged Trustee’s Deed in the form attached hereto as Exhibit C (the “Deed”);

(ii) a bill of sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(iii) an assignment of service contracts, warranties and guaranties and other intangible property in the form attached hereto as Exhibit E (the “Assignment of Intangible Property”);

(iv) originals or copies, to the extent Seller does not have originals in its possession, of all Assumed Contracts, and, to the extent in Seller’s possession, buildings permits, certificates of occupancy, plans and specifications for the Improvements and all tenant-occupied space included within the Improvements, and all other material documents, agreements and correspondence and items relating to the ownership, operation, maintenance or management of the Property;

(v) a “FIRPTA Affidavit” pursuant to Section 1445 (b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), duly executed by Seller;

(vi) Bulk Sales. Either (i) a certificate from the Illinois Department of Revenue stating that no assessed but unpaid tax, penalties or interest are due under in the requirements of the Illinois Income Tax Act, 35 ILCS 5/902 and the Retailers’ Occupation Tax Act, 35 ILCS 120/5j or under the provisions of Section 3-4-140 of the Uniform Revenue Procedures Act or (ii) in the absence of such letter, an indemnity in form and substance reasonably acceptable to Purchaser from Seller’s beneficiaries indemnifying Purchaser against any amounts due under such Act;

(vii) such resolutions, authorizations, bylaws or other corporate and/or partnership documents relating to Seller as shall be required by Title Company;

(viii) keys to all locks located in or about any portion of the Property and all personal property described in the Bill of Sale to the extent in Seller’s possession or reasonable control; and

(ix) any other closing documents reasonably requested by Title Company or Purchaser. Purchaser may waive compliance on Seller’s part under any of the foregoing items by proceeding with the Closing.

(d) At or before the Closing, Purchaser shall deliver to Title Company (for delivery to Seller upon Closing) the following:

(i) the duly executed Assignment of Intangible Property;

(ii) such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Purchaser as shall be required by Title Company;

(iii) any other customary and/or reasonable closing documents requested by Title Company or Seller (provided that in no event shall any such documents increase the liability of Purchaser); and

(iv) the balance of the Purchase Price in cash or other immediately available funds, subject to prorations and adjustments as set forth herein.

(e) Seller and Purchaser shall jointly deliver (i) a closing statement, (ii) all required real estate transfer tax declarations, and (iii) such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof (provided that in no event shall any such documents increase the liability of Purchaser or Seller). Seller and Purchaser hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(f) The following are to be apportioned as of the Closing Date as follows, with Purchaser being deemed to be the owner of the Property during the Closing Date and being entitled to receive all income of the Property, and being obligated to pay all expenses of the Property, with respect to such day:

(i) Utility Charges. Seller shall be responsible for the cost of all utilities used prior to the Closing Date.

(ii) Other Apportionments; Closing Costs. Amounts payable under the Assumed Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date. Seller shall pay all transfer taxes with respect to the Property and sales tax (if any) on the Personal Property. Seller shall pay the premium for the Title Policy (including extended coverage but excluding any other endorsements requested by Purchaser), and Purchaser shall pay for any endorsements to the Title

Policy (other than extended coverage) requested by Purchaser. Purchaser and Seller shall each pay one-half of any Title Company closing and escrow fees (including any costs associated with a “New York Style” closing). Purchaser shall pay for the costs of recording the Deed and any instruments related to Purchaser’s financing. Seller shall be responsible for all costs incurred in connection with the prepayment or satisfaction of any loan secured by the Property, including, without limitation, any prepayment fees, penalties or charges. Seller shall pay the costs and fees payable in connection with the assignment to Purchaser of any warranties and guaranties with respect to the Property. All other costs and charges of the escrow for the sale not otherwise provided for in this Subparagraph 8(f)(ii) or elsewhere in this Agreement shall be allocated in accordance with the applicable closing customs for the county in which the Property is located as determined by the Title Company.

(iii) Real Estate Taxes and Special Assessments. All delinquent real estate taxes and assessments shall be paid by Seller at or before Closing. Purchaser shall receive real estate tax proration credits equal to the estimate of the unpaid portion of the 2005 real estate taxes, if any, and equal to the estimate of the pro rata portion of the 2006 real estate taxes for the period ending on the Closing Date. For purposes of calculating this credit, the unpaid portion of 2005 real estate taxes, if any, and the pro rata portion of the 2006 real estate taxes shall be estimated on the basis of one hundred five percent (105%) of the most recently ascertainable final real estate taxes for a full calendar year. The real estate taxes shall be re-prorated upon receipt of the actual final real estate tax bill or invoice for each period of time subject to proration hereunder.

(iv) Preliminary Closing Adjustment. Seller and Purchaser shall jointly prepare a preliminary Closing adjustment on the basis of the above-referenced costs and other sources of income and expenses, and shall endeavor to deliver such computation to Title Company at least two (2) days prior to Closing.

(v) Post-Closing Reconciliation. If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

(vi) Survival. The provisions of this Paragraph 8(f) shall survive the Closing.

9. Representations and Warranties of Seller.

(a) Seller hereby represents and warrants to Purchaser as follows:

(i) Seller has not, and as of the Closing Seller shall not have, (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of such time, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.

(ii) Seller is not, and as of the Closing shall not be, a “foreign person” as defined in Section 1445 of the Code and any related regulations.

(iii) This Agreement (A) has been duly authorized, executed and delivered by Seller, and (B) does not, and as of the Closing shall not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

(iv) Seller has or will have, upon receipt of a letter of direction, full and complete power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the terms and conditions of this Agreement.

(v) There are no leases, occupancy agreements, licenses or similar rights to occupy the Property in connection with the Property.

(vi) To Seller’s knowledge, there is no litigation pending or threatened with respect to the Property or the transactions contemplated hereby.

(vii) Seller has not received any notice of uncured violations from any governmental entity of any applicable building codes or any applicable environmental, zoning or land use law, or any other applicable local, state or federal law or regulation relating to the Property, including, without limitation, the Americans with Disabilities Act of 1990.

(viii) To Seller’s knowledge, Seller has not failed to obtain any material governmental permit necessary for the operation of the Improvements in the manner in which they are presently being operated.

(ix) To Seller’s knowledge, there are no condemnation proceedings pending or threatened that would result in the taking of any portion of the Property. Seller has not received, any written notice of any special assessment proceedings affecting the Property that is not disclosed on the Preliminary Report.

(x) Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any portion of the Property.

(xi) The Due Diligence Items and documents delivered to Purchaser pursuant to this Agreement will be all of the relevant documents, materials, reports and other items pertaining to the condition and operation of the Property which are known to Seller, and are in Seller’s possession or reasonable control. To Seller’s knowledge, the Due Diligence Items delivered to Purchaser pursuant to this Agreement will be true and correct copies, and will be in full force and effect, without default by any party and without any right of set-off except as disclosed in writing at the time of such delivery.

(xii) Neither Seller, nor to Seller’s knowledge, any third party has used, manufactured, stored or disposed of, on under or about the Property or transported to or from the Property, any Hazardous Materials, except in compliance with all applicable laws.

(xiii) Seller is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Seller and all beneficial owners of Seller, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Neither Seller nor any beneficial owner of Seller:

(1) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2) has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(3) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(4) shall transfer or permit the transfer of any interest in Seller or any beneficial owner in Seller to any person who is or whose beneficial owners are listed on the Lists.

(b) It shall be a condition precedent to Purchaser’s obligation to purchase the Property and to deliver the Purchase Price that all of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date. All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement shall be deemed to be material and shall survive the execution and delivery of this Agreement and the Closing for a period of six (6) months. In the event that a claim is not made with respect to a breach of a representation or warranty set forth herein or made in writing pursuant to this Agreement within such six (6) month period, such claim shall be deemed waived.

(c) Purchaser understands and agrees that the phrase “to Seller’s knowledge” or “receipt of notice” or in either case words of similar import, as used in this Agreement, means only the actual knowledge of, without investigation, or the receipt of written notice by, Seller or any beneficiary of Seller.

(d) EXCEPT FOR THOSE COVENANTS, REPRESENTATIONS AND WARRANTIES THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO COVENANT, REPRESENTATION OR WARRANTY (EXPRESS

OR IMPLIED) AS TO ANY ASPECT WHATSOEVER OF OR RELATING TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, AS TO THE SUITABILITY OF THE PROPERTY OR AS TO THE PHYSICAL CONDITION THEREOF FOR ANY PURPOSE WHATSOEVER. SUBJECT ONLY TO THE INSPECTION RIGHTS OF PURCHASER SET FORTH IN THIS AGREEMENT, AND PURCHASER’S RIGHTS TO TERMINATE THIS AGREEMENT UNDER THE PROVISIONS OF PARAGRAPH 5 HEREOF, PURCHASER HEREBY WAIVES ANY AND ALL OBJECTIONS TO, OR CLAIMS WITH RESPECT TO, ANY AND ALL PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS OF THE PREMISES, EXCEPT IN RESPECT OF OBJECTIONS OR CLAIMS ARISING FROM SELLER’S BREACH OF ANY EXPRESS REPRESENTATION OR WARRANTY HEREIN OR OBLIGATION TO MAINTAIN THE PROPERTY EXPRESSLY PROVIDED HEREIN. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS TO BE SOLD AND CONVEYED TO, AND PURCHASED AND ACCEPTED BY, PURCHASER IN ITS PRESENT CONDITION, “AS IS” AND “WHERE IS,” AND WITH ALL FAULTS. THE PROVISIONS OF THIS PARAGRAPH 9(D) SHALL SURVIVE THE CLOSING.

10. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware; this Agreement and all documents executed by Purchaser which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Purchaser, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Purchaser is subject.

(b) Purchaser has not, and as of the Closing Purchaser shall not have, (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, which remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, which remains pending as of such time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Purchaser is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Purchaser and all beneficial owners of Purchaser, including, without limitation, the Order and other similar requirements contained in the rules and regulations of OFAC and in any other Orders. Purchaser agrees to make its policies, procedures and practices regarding compliance with the Orders available to Seller for its review and inspection during normal business hours and upon reasonable prior notice. Neither Purchaser nor any beneficial owner of Purchaser;

(1) is listed on the Lists;

(2) has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(3) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(4) shall transfer or permit the transfer of any interest in Purchaser or any beneficial owner in Purchaser to any person who is or whose beneficial owners are listed on the Lists.

11. Risk of Loss.

(a) Purchaser shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that (i) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed $500,000, (ii) in the case of any such damage or destruction, the repair can be completed within ninety (90) days and (iii) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, less any sums reasonably expended by Seller toward the restoration or repair of the Property, and, if all of the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser, and Purchaser shall also be entitled to a credit against the Purchase Price in the amount of any deductible or uninsured loss.

(b) If the amount of the damage or destruction or condemnation as specified in Paragraph 11(a) above exceeds $500,000, or, in the case of any such damage or destruction, the repair cannot be completed within ninety (90) days, then Purchaser may, at its option to be exercised within twenty (20) days of Seller’s written notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Purchaser elects to terminate this Agreement or fails to give Seller written notice within such 20-day period that Purchaser will proceed with the purchase, then the Deposit shall be immediately turned to Purchaser and neither party shall have any further rights or obligations hereunder except to the extent set forth in Paragraphs 12(a), 15(b), 15(g), 15(k), 15(l) and 15(p) hereof. If Purchaser elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, less any sums reasonably expended by Seller toward the restoration or repair of the Property, and, if all of the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser, and Purchaser shall also be entitled to a credit against the Purchase Price in the amount of any deductible or uninsured loss.

12. Access; Indemnity; Possession.

(a) Commencing on the Effective Date and through the Closing Date or the earlier termination of this Agreement, Seller shall afford authorized representatives of Purchaser reasonable access to the Property at reasonable times agreed upon by Purchaser and Seller after reasonable prior notice to Seller for purposes of satisfying Purchaser with respect to the representations, warranties and covenants of Seller contained herein and with respect to satisfaction of any Diligence Period Condition or any Condition Precedent. Purchaser hereby agrees to indemnify, defend (with counsel acceptable to Seller) and hold Seller, its beneficiaries and their respective officers, directors, shareholders, partners, members, agents, successors and assigns (collectively, “Indemnified Parties”) harmless from and against any and all claims, judgments, damages, losses, penalties, fines, demands, liabilities, encumbrances, liens, costs and expenses (including reasonable attorneys’ fees, court costs and costs of appeal) suffered or incurred by any of the Indemnified Parties and to the extent arising out of or resulting from damage or injury to persons or property caused by Purchaser or its authorized representatives during their investigation of, entry onto and/or inspections of the Property prior to the Closing or earlier termination of this Agreement. If this Agreement is terminated, Purchaser shall repair the damage caused by Purchaser’s entry onto and/or inspections of the Property, provided the foregoing shall not require Purchaser to repair or remediate any conditions that are discovered by Purchaser. Purchaser shall remove any mechanics’ or materialmens’ liens arising from the exercise of Purchaser’s rights under this Paragraph 12. The foregoing indemnity, repair obligations and removal of liens obligations shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

(b) Possession of the Property shall be delivered to Purchaser on the Closing Date, subject to the Permitted Exceptions.

13. Seller Covenants.

(a) At the time of Closing, Seller shall cause to be paid in full all obligations under any outstanding written or oral contracts made by Seller for any improvements to the Property, and Seller shall cause to be discharged all mechanics’ and materialmen’s liens arising from any labor or materials furnished to the Property prior to the time of Closing to the extent the same were not caused by Purchaser or anyone claiming through Purchaser.

(b) Between the Effective Date and the Closing, Seller shall promptly notify Purchaser of any condemnation, environmental, zoning or other land-use regulation proceedings of which Seller obtains knowledge, between the Effective Date and the Closing, as well as any notices of violations of any laws relating to the Property of which Seller obtains knowledge, and any litigation of which Seller obtains knowledge, between the Effective Date and the Closing, that arises out of the ownership of the Property.

(c) Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, all policies of insurance currently in effect with respect to the Property (or comparable replacements thereof).

14. Purchaser’s Consent to New Contracts Affecting the Property; Termination of Existing Contracts.

(a) Seller shall not, after the Effective Date, enter into any lease or contract, or any amendment thereof, or waive any rights of Seller under any contract, without in each case obtaining Purchaser’s prior written consent thereto, which consent shall not be unreasonably withheld by Purchaser (provided that Purchaser may withhold or condition its consent in its sole and absolute discretion following the end of the Due Diligence Period).

(b) Seller shall terminate prior to the Closing, at no cost or expense to Purchaser, any and all management agreements, service contracts or similar agreements affecting the Property that are not Assumed Contracts (other than such contracts or agreements that Seller is not obligated to terminate pursuant to Paragraph 5(c) above) and all employees, if any, of the Property.

(c) Seller shall not, after the Effective Date, create any new encumbrance or lien affecting the Property other than liens and encumbrances (i) that are reasonably capable of being discharged prior to the Closing and (ii) that in fact will be and are discharged prior to the Closing. The obligations set forth in this Paragraph 14(c) shall survive the Closing to the extent such obligations are violated prior to the Closing.

15. Miscellaneous.

(a) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service, with receipt acknowledgment requested, (iii) upon receipt if transmitted by facsimile telecopy, with a copy sent on the same day by one of the other permitted methods of delivery, or (iii) upon receipt or refused delivery deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

IF TO SELLER:	Kaiser Investments, LLC
70 E. Lake Street, Suite 1600
Chicago, IL 60601
Attn: Walter Kaiser
Fax No.: (312) 279-9201

WITH COPIES TO:	Eugene L. Shepp
3545 Lake Avenue, Suite 200
Wilmette, IL 60091
Fax No.: (847) 251-5544

Krasnow Saunders Cornblath LLP
500 North Dearborn, 2nd Floor
Chicago, IL 60610
Attn: David Saunders and Dina Bradford
Fax No.: (312) 755-5720

IF TO PURCHASER:	Equinix Operating Co., Inc.
10780 Parkridge Boulevard, Suite 150
Reston, VA 20191
Attn: Howard Horowitz
Fax No.: (703) 251-3330

Equinix Operating Co., Inc.
301 Velocity Way, 5th Floor
Foster City, CA 94404
Attn: Paul Silliman
Fax No.: (650) 513-7913

WITH A COPY TO:	Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Buildings
400 Sansome Street
San Francisco, California 94111-3143
Attn: William G. Murray, Jr., Esq.
Fax No.: (415) 773-5807

or such other address as either party may from time to time specify in writing to the other.

(b) Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the sale contemplated herein except for Staubach Midwest LLC and Colliers Bennett & Kahnweiler, each of whose commission and fees shall be paid by Seller pursuant to a separate agreement. In the event that any other broker or finder makes a claim for a commission or finder’s fee based upon any contact, dealings or communication, the party whose conduct is the basis for the broker or finder making its claim shall indemnify, defend and hold harmless the other party against and from any commission, fee, liability, damage, cost and expense, including without limitation reasonable attorneys’ fees, arising out of or resulting from any such claim. The provisions of this Paragraph 15(b) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

(c) Successors and Assigns. Purchaser reserves the right to take title to the Property in the name of a nominee or assignee; provided, (i) any such assignee or nominee shall assume all of Purchaser’s obligations hereunder, and (ii) Purchaser shall nevertheless remain primarily liable under this Agreement up to and including the Closing but shall be released from its obligations hereunder from and after the Closing and such nominee or assignee shall assume all of Purchaser’s obligations hereunder from and after the Closing. Upon notification to Seller of any such assignment, Seller’s representations and warranties hereunder shall be deemed remade to such assignee as of the date of such assignment. This Agreement shall be binding upon the successors and assigns of the parties hereto. Without limiting the foregoing, if Seller liquidates prior to satisfying all of Seller’s obligations hereunder, Purchaser shall have recourse against the proceeds distributed in such liquidation to the extent of any unsatisfied obligations of Seller hereunder.

(d) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Purchaser.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

(f) Merger of Prior Agreements. This Agreement and the exhibits and schedules hereto, constitutes the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

(g) Enforcement. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Paragraph 15(g) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

(h) Time of the Essence. Time is of the essence of this Agreement. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is not a business day, in which event, the period shall run until the end of the next day which is a business day. The term “business day,” as used herein, means a calendar day other than a Saturday, Sunday or legal holiday observed by the State of Illinois.

(i) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(j) Marketing. During the term of this Agreement, Seller shall not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition or financing of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition or financing of the Property.

(k) Confidentiality. Each party agrees to maintain in confidence, and not to disclose to any third party, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser’s investigation of the Property and the transactions contemplated by the Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party’s accountants, attorneys, prospective lenders, accountants, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”) to the extent that such Representatives reasonably need to know (in Purchaser’s or Seller’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, Purchaser or Seller; (b) to the extent required by any applicable statute, law, regulation, governmental authority or court order; (c) in connection with any securities filings, registration statements or similar filings undertaken by Purchaser; and (d) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser shall consult with Seller prior to making any press release intended for general circulation regarding the transactions contemplated hereunder. The provisions of this Paragraph 15(k) shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

(l) Return of Documents. In the event that this Agreement terminates, Purchaser shall return to Seller all due diligence materials and all copies thereof delivered by Seller to Purchaser hereunder, including without limitation, the Due Diligence Items.

(m) Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one agreement. This Agreement may be executed pursuant to original or facsimile copies of signatures, with the same effect as if the parties had signed the document pursuant to original signature.

(n) Limited Liability. The obligations of Purchaser are intended to be binding only on Purchaser and the property of Purchaser, and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, beneficiaries, directors, members, or shareholders, or of its investment manager, the general partners, officers, directors, members, or shareholders thereof, or any employees or agents of Purchaser or its investment manager.

(o) Exculpatory Language. Purchaser acknowledges that Seller is a land trust and that Seller may attach its customary exculpatory provision to this Agreement and any closing documentation and when so attached, such a provision shall become a part of this Agreement and any closing documentation, as applicable.

(p) No Recording. To the maximum extent permitted under applicable law, Purchaser agrees not to record this Agreement. This Section will survive the termination of this Agreement.

(q) Like Kind Exchange. Purchaser and Seller agree that either party or any of its beneficiaries with respect to Seller may elect to structure the conveyance of the Property as an exchange pursuant to Section 1031 of the Code, provided that such party gives notice of such election to the other party at least five (5) business days prior to the Closing Date, but in the event Purchaser elects to exchange, Seller shall receive cash at closing, and in the event that Seller or any of its beneficiaries elects to exchange, Purchaser shall not be required to take title to any property other than the Property. If such an exchange is elected by such party (the “Electing Party”), the Electing Party and the other party may enter into an exchange agreement acceptable to both Purchaser and Seller. As an alternative, the Electing Party may elect to enter into an exchange agreement (or any other arrangement) with a third party to effect such exchange in accordance with Section 1031 of the Code. Neither party makes any representation or guarantee to the other that the transactions contemplated under this provision will result in any particular tax treatment to the other party, or will qualify as an exchange under Section 1031 of the Code.

The Electing Party will assume all costs and expenses, including attorneys’ fees, incurred in connection with such election to structure the transaction as an exchange in accordance with Section 1031 of the Code. In the event that Seller elects to assign any of its rights or interests under this Agreement to any deferred exchange company (or other entity) pursuant to any such exchange pursuant to Section 1031 of the Code, then Purchaser hereby covenants and agrees that it will not object to any subsequent re-assignment by such deferred exchange company (or other entity) to Seller of any (or any portion of) such rights and interests. The terms of this Section shall survive the Closing hereof. Seller and Purchaser agree that, at the request of the Electing Party, each will execute such agreements and other documents as may be necessary, in the reasonable opinion of respective counsel for the parties, to complete and otherwise effectuate any exchange in accordance with Section 1031 of the Code. The Electing Party agrees that it will indemnify and hold the other party harmless in connection with any actual loss, cost or damages suffered by such other party concerning or arising out of such exchange or deferred exchange, which indemnification shall survive the Closing hereof. Purchaser and Seller acknowledge and confirm that the terms and provisions of this Section shall apply to any “reverse exchange” made or undertaken by either party pursuant to I.R.S. Rev. Proc. 2000-37 (or any other term or provision of the Code or any regulations promulgated thereunder), as well as any other exchange made pursuant to Section 1031 of the Code.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:	Equinix Operating Co., Inc.
a Delaware corporation

Please initial Paragraph 7(a) above	By:	/s/ KEITH TAYLOR
	Name:	Keith Taylor
	Its	CFO

SELLER:	Amalgamated Bank of Chicago, f/k/a Amalgamated Trust and Savings Bank, not personally but as Trustee under Trust Agreement dated May 1, 1970 and known as Trust Number 2167

Please initial Paragraph 7(a) above	By:
	Its:	SEE RIDER ATTACHED FOR SIGNATURE OF TRUSTEE

RIDER ATTACHED TO PURCHASE AGREEMENT

DATED FEBRUARY 3, 2006

This contract is executed by AMALGAMATED BANK OF CHICAGO, not personally but as trustee as aforesaid, as Purchaser in the exercise of the power and authority conferred upon and vested in it as such trustee, and under a certain Trust Agreement with the AMALGAMATED BANK OF CHICAGO. It is expressly understood and agreed that nothing herein contained shall be construed as creating any liability whatsoever, express or implied, against said trustee personally, and in particular, without limiting the generality of the foregoing, said trustee shall have no personal liability to pay any indeptedness accruing under said contract, or to perform any covenant or agreement, either express or implied, therein contained and that all personal liability of said AMALGAMATED BANK OF CHICAGO of any sort is hereby expressly waived by said Seller, and by personal now or hereafter claiming any right or security hereunder, and that so far as said AMALGAMATED BANK OF CHICAGO is concerned, the owner of any indeptedness or liability accruing hereunder shall look solely to the funds paid under said contract, or the aggregate thereof, for the satisfaction of any such indebtedness or liability, and to the Seller’s right to forfeit this contract and re-enter into possession of the real estate after default. Further that no duty shall rest upon AMALGAMETED BANK OF CHICAGO, either personally or as such trustee, to sequester trust assets, rentals, avails, or proceeds of any kind, or otherwise to see to the fulfillment or discharge of any obligation, express or implied, whether asserted except where said trustee is acting pursuant to direction as provided by the terms of said trust, and after the trustee has first been supplied with funds required for the purpose. In the event of conflict between the terms of this rider and of the agreement to which it is attached, on any questions of apparent liability or obligation resting upon said trustee, the provisions of this rider shall be controlling.

It is expressly understood and agreed by every person, firm or corporation claiming any interest in this document that ALALGAMATED BANK OF CHICAGO shall have no liability, contingent or otherwise arising out of, or in any way related to (i) the presence, disposal, release or threatened release of any hazardous materials, on, over, under, from, or affecting the property or the soil, water, vegetation, buildings, personal property, persons or animals thereof; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of our related to such hazardous materials; (iii) any lawsuit brought or threatened, settlement reached or government order relating to such hazardous materials, and/or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of the Trustee, which are based upon or in any way related to such hazardous materials including without limitation, attorneys and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses.

ALALGAMATED BANK OF CHIGAGO, AS TRUSTEE UNDER TRUST NO. 2167 AND NOT PERSONALLY.

BY:	/s/ Irving Polakow, Vice President
ATTEST:	/s/ Felipo J. Mendoza, Assistant Secretary